Exhibit 99.1
FOR FURTHER INFORMATION PLEASE CONTACT:
Christopher J. Munyan, President and Chief Executive Officer
(215) 569-9900
FOR IMMEDIATE RELEASE:
     November 1, 2007
CSS INDUSTRIES, INC. REACHES AGREEMENT TO ACQUIRE THE BUSINESS AND ASSETS OF C.R. GIBSON, INC.
     CSS Industries, Inc. (NYSE: CSS) announced today that it has signed a definitive agreement to acquire substantially all of the business and assets of C.R. Gibson, Inc., a leading designer, marketer and distributor of memory books, stationery, journals and notecards, paper tableware, infant and wedding photo albums and scrapbooks and other gift items that commemorate life’s celebrations. Key product categories include infant, wedding, and craft, sold under such brands as “C.R. Gibson®”, “Creative Papers®”, “Inspirations™”, “Tapestry™”, “Artworks®”, “Stepping Stones®” and “Markings®”. C.R. Gibson-branded products are available at more than 10,000 gift retailers in the United States, Canada and the United Kingdom. For the year ended December 31, 2006, C.R. Gibson had net sales of approximately $50 million pertaining to the business to be acquired.
     The cash transaction is valued at approximately $68 million, and is subject to certain post-closing adjustments and indemnification obligations. Consummation of the transaction is anticipated on or about November 30, 2007, and is subject to certain regulatory and other customary approvals and closing conditions.
     “We are very excited about the anticipated acquisition of C.R. Gibson,” said Christopher J. Munyan, President and Chief Executive Officer of CSS. “This transaction represents an important opportunity both to increase our scale in the design, marketing, distribution and sale of all occasion products, and to establish a strong platform for growth. We look forward to the continuing contributions of C.R. Gibson’s strong management team.”
     CSS is a consumer products company primarily engaged in the design, manufacture, procurement, distribution and sale of seasonal and all occasion products, principally to mass market retailers. These products include gift wrap, gift bags, boxed greeting cards, gift tags, decorative tissue paper, decorations, classroom exchange Valentines, decorative ribbons and bows, Halloween masks, costumes, make-ups and novelties, Easter egg dyes and novelties, and craft and educational products.